Exhibit 10.1

October 13, 2010

VIA ELECTRONIC MAIL AND HAND DELIVERY

Confidential — Subject to FRE 408

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Email:  slinn@fairpoint.com

Attention:  Shirley J. Linn, Esq.

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Email:  lucdespins@paulhastings.com

Attention:  Luc Despins, Esq.

Re:          In re FairPoint Communications, Inc., et al. (Case No. 09-16335 (BRL)):  Support Letter

Ladies and Gentlemen:

Reference is made to (i) the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1319] filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on May 10, 2010, together with the Plan Supplement and the exhibits and schedules thereto, as amended or modified through the date hereof (collectively, the “Plan”), and (ii) that certain Credit Agreement, dated as of March 31, 2008 (as amended, supplemented, restated or otherwise modified through the date hereof, the “Prepetition Credit Agreement”), by and among FairPoint Communications, Inc. (the “Company”), the financial institutions from time to time party thereto (including the Consenting Lenders (as defined below)), Bank of America, N.A., as Administrative Agent (in such capacity, the “Prepetition Administrative Agent”), and the other parties thereto.  Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Plan.

The undersigned members of the Lender Steering Committee (each acting in its individual capacity as a lender under the Prepetition Credit Agreement) with respect to the Prepetition Credit Agreement (each such party, together with any Transferee Lender (as defined below) that becomes a party hereto in accordance with the terms hereof, being referred to herein as a “Consenting Lender”; the Consenting Lenders and the Company are each referred to herein as a “Party” and collectively, the “Parties”) and the Company each hereby agree that, subject to the terms of this letter agreement (the “Letter Agreement”) and so long as, in the case of a Consenting Lender, no Termination Event (as defined below) shall have occurred, it shall take such steps with respect to its Specified Claims (as defined below) as are reasonably necessary to support, recommend and achieve approval of the confirmation of the Plan as modified by, and incorporating, terms consistent with the terms contained in the term sheet (the “Term Sheet”) attached hereto as Exhibit A (such Plan, as so modified, the “Modified Plan”), including (i) the execution, delivery and modification of documents relevant to the implementation of the Modified Plan; (ii) consenting to the treatment of the prepetition Claims listed beside such Consenting Lender’s name on its signature page hereto (as to each Consenting Lender, its “Specified Claims”) as set forth in the Modified Plan; (iii) timely voting, if required by the Bankruptcy Court, of its Specified Claims to accept the Modified Plan; and (iv) in no way agreeing to, consenting to or providing any support to any other plan of reorganization other than the Modified Plan in respect of its Specified Claims.  For the avoidance of doubt, each Party also agrees, in the case of any Consenting Lender, as to its Specified Claims, that, as long as no Termination Event (as defined below) shall have occurred, (a) it will not object to, delay, postpone or take any other action to interfere, directly or indirectly, in any material respect with the approval, acceptance or implementation of the Modified Plan, (b) directly or indirectly solicit, propose, file or vote for any plan of reorganization of FairPoint other than the Modified Plan or (c) take any other action, including but not limited to, initiating any legal proceeding, that is materially inconsistent with, or that would prevent or delay consummation of, the Modified Plan.

In addition, the Consenting Lenders have been advised by the Company that the Company intends to seek an additional one hundred one (101) day extension of its exclusive period under 11 U.S.C. § 1121 to file a plan of reorganization, thereby extending such exclusive period from October 22, 2010 to January 31, 2011.  The Consenting Lenders agree, in respect of their Specified Claims, to not oppose such a request by the Company for an extension of the exclusive period; provided, however, the Consenting Lenders shall have the right to subsequently seek (and the Company shall have the right to oppose) a termination or reduction of such exclusive period.

Each Consenting Lender represents and warrants as to itself only, severally and not jointly with any other Consenting Lender, to each of the other Parties hereto that, as of the date such party executes this Letter Agreement, (i) such Consenting Lender either (A) is the sole legal and beneficial owner of its Specified Claims, free and clear of all claims, liens, and encumbrances, other than ordinary course pledges and/or swaps, or (B) has investment or voting discretion or control with respect to discretionary accounts for the holders or beneficial owners of its Specified Claims and has the power and authority to bind the beneficial owner(s) of such Specified Claims to the terms of this Letter Agreement and (ii) such Consenting Lender has full power and authority to vote on and consent to all matters concerning such Specified Claims and to exchange, assign, and transfer such Specified Claims.

Each Consenting Lender agrees that, so long as no Termination Event shall have occurred, it shall not sell, transfer, hypothecate or assign (each, a “Transfer”) any of its Specified Claims or any right or interest (voting or otherwise) therein; provided, however, that, for the avoidance of doubt, any Consenting Lender may (i) freely Transfer any of its Post-Effective Date Claims (as defined below) to any Person without such Post-Effective Date Claims being or becoming subject to this Letter Agreement and (ii) Transfer any of its Specified Claims that are not Post-Effective Date Claims (so long as such Transfer is not otherwise prohibited by any order of the Bankruptcy Court), to an entity (each, a “Transferee Lender”) that agrees in writing,

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in the form attached hereto as Exhibit B (a “Transferee Joinder”), to be bound by the terms of this Letter Agreement.  Subject to the terms and conditions of any order of the Bankruptcy Court, each Consenting Lender agrees to provide the Company and the Prepetition Administrative Agent with a copy of any Transferee Joinder executed by such party.  Any Consenting Lender that Transfers its Specified Claims to its Affiliate pursuant to a Transferee Joinder shall remain liable for breach of this Letter Agreement by such Affiliate.  For the avoidance of doubt the provisions of this paragraph shall have no further force or effect following the Effective Date (as defined in the Modified Plan) of the Modified Plan (the “Plan Effective Date”).

Nothing herein should be construed to restrict a Consenting Lender’s right to acquire Claims after the Effective Date (as defined below) of this Letter Agreement.  To the extent any Consenting Lender acquires any Claims after the Effective Date, each such Consenting Lender agrees that such Claims shall be automatically treated consistent with this Letter Agreement and that such Consenting Lender shall be bound by and subject to this Letter Agreement with respect to such acquired Claims; provided that, from and after the Effective Date any Consenting Lender may (i) acquire Claims that are not then subject to the terms of this Letter Agreement (i.e. such Claims being acquired are not owned by a Consenting Lender on the date of this Letter Agreement) (such claims, the “Post-Effective Date Claims”) and (ii) sell or assign any Post-Effective Date Claims without such Post-Effective Date Claims being or becoming subject to this Letter Agreement; provided further, that, subject to the immediately succeeding paragraph, during the time that any Post-Effective Date Claim is owned by a Consenting Lender, such Consenting Lender shall not take any action in respect of such Post-Effective Date Claim that is inconsistent with this Letter Agreement and shall treat such Post-Effective Date Claim in accordance with this Letter Agreement (other than the ability to sell or assign the same free of the provisions of this Letter Agreement), including voting such Post-Effective Date Claim to accept the Modified Plan if so solicited and if, on the date which is seven (7) days prior to the expiration of the solicitation period for the Modified Plan, such Consenting Lender still owns such Post-Effective Date Claim on such date.

Notwithstanding anything in this Letter Agreement to the contrary, Claims currently held by a Consenting Lender or acquired after the Effective Date of this Letter Agreement by a Consenting Lender, in each case in its capacity as a market maker or dealer, are not and shall not be subject to the provisions of this Letter Agreement.  For the avoidance of doubt, Specified Claims held by any Consenting Lender shall be subject to the provisions of this Letter Agreement.

Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Letter Agreement may cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the sole event of any breach the other Parties shall be entitled to seek the remedy of specific performance or injunctive relief to enforce such covenants and agreements.

This Letter Agreement shall become effective as of the date first above written (the “Effective Date”) upon receipt by the Prepetition Administrative Agent of duly executed counterparts of this Letter Agreement from the Company and each member of the Lender

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Steering Committee.  This Letter Agreement and the obligations hereunder shall be terminated, unless waived or modified by the Prepetition Administrative Agent with the consent of the Requisite Consenting Lenders (as defined below), upon the occurrence of any event (each, a “Termination Event”) listed on Exhibit C hereto.

Upon the occurrence of any Termination Event or if the modifications to the Plan contemplated by the Term Sheet are not consummated, (i) this Letter Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Letter Agreement and the Modified Plan and shall have the rights and remedies that it would have had had it not entered into this Letter Agreement, and shall be entitled to take all actions, whether with respect to the reorganization and recapitalization of the Company (the “Restructuring”) or otherwise, that it would have been entitled to take had it not entered into this Letter Agreement without the waiver of any rights or remedies, all of which are expressly reserved, and (ii) any and all consents tendered by the Parties prior to such termination shall be, for all purposes, voidable at the sole discretion of the Requisite Consenting Lenders and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring, this Letter Agreement or the Modified Plan.

Nothing contained in this Letter Agreement shall constitute a waiver of any right, power or remedy of the Prepetition Administrative Agent or any Prepetition Credit Agreement Lender under the Prepetition Credit Agreement.

This Letter Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto, to the maximum extent they relate in any way to the subject matter hereof.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Letter Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

Each of Parties hereby agrees that this Letter Agreement, the Term Sheet and all documents, agreements and negotiations relating thereto shall not, pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, be admissible into evidence or constitute an admission or agreement in any proceeding involving a Party, other than a proceeding to enforce the terms of this Letter Agreement and/or support the confirmation of the Plan.

This Letter Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.  Each of the signatories to this Letter Agreement represents and warrants that he or she is authorized to execute this Letter Agreement and to bind the parties hereto.  No rights or obligations of any Party under this Letter Agreement may be assigned or transferred to any other Person or entity except as otherwise contemplated herein.  The agreements, representations, and obligations of the Parties under this Letter Agreement are, in all respects, several and not joint.  Nothing in this Letter Agreement, express or implied, shall give to any Person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Letter Agreement.

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All rights, powers, and remedies provided under this Letter Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

This Letter Agreement is the product of negotiations between the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Letter Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

Subject to the other terms of this Letter Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate, as applicable, the intent of this Letter Agreement.

This Letter Agreement may only be amended or modified by an agreement in writing and signed by the Company and the Requisite Consenting Lenders.  For this purposes of this Letter Agreement, “Requisite Consenting Lenders” shall mean Consenting Lenders holding Specified Claims equal to or exceeding 50.1% of the principal amount of Specified Claims owned and/or controlled by Consenting Lenders, except that “Requisite Consent Lenders” shall mean all Consenting Lenders with respect to their Specified Claims as to any modification or waiver of the Termination Events (d), (e), (k) or (l) or a Material Amendment/Waiver (as defined below).  “Material Amendment/Waiver” shall mean (i) any amendment or waiver of any term or provision of this Letter Agreement or the Modified Plan, the effect of which is to modify the form of, or decrease the amount or percentage of, the recovery (or any component thereof) to be paid, issued or distributed to the Prepetition Credit Agreement Lenders (or any one of them) pursuant to the terms of the Modified Plan, (ii) any amendment or waiver of any term or provision of this Letter Agreement or the Modified Plan, the effect of which is to modify the form of, or increase the amount or percentage of, the recovery (or any component thereof) to be paid, issued or distributed to any Person(s) (other than the Prepetition Credit Agreement Lenders) pursuant to the terms of the Modified Plan, (iii) any amendment or waiver of any of Termination Events (a) — (c), the effect of which is to extend any of the time periods specified therein for a period of greater than fifteen (15) days, (iv) any amendment or waiver of the amount, lien or payment priority, covenants, collateral, maturity, rate or fees of the DIP Facility or the New Revolver or any other substantive change to the terms of the DIP Facility or the New Revolver not contemplated in this Letter Agreement or the attached Term Sheet or (v) any amendment or waiver of any of the provisions of this paragraph.

All notices hereunder shall be in writing and delivered by facsimile, e-mail, courier or registered or certified mail (return receipt requested) to the address, facsimile number or e-mail address (or at such other address, facsimile number or e-mail address as shall be specified by like notice) set forth on the signature page for such Party.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter; and any

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notice, if transmitted by e-mail shall be deemed given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient.

Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Letter Agreement or the Restructuring.  This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws principles thereof.  The Bankruptcy Court for the Southern District of New York shall retain exclusive jurisdiction over any and all disputes arising out of or otherwise relating to this Letter Agreement and by its execution and delivery of this Letter Agreement, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court for purposes of any action, suit or proceeding arising out of or relating to this Letter Agreement or any of the transactions contemplated hereby.  Each Party irrevocably waives, to the fullest extent permitted by applicable laws, any objection it may have now or hereafter to the venue of any action, suit or proceeding brought in such court or to the convenience of the forum.

This Letter Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.  Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.

The Company agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) of the Prepetition Administrative Agent and each member of the Lender Steering Committee incurred in connection with this Letter Agreement, the Term Sheet, the Modified Plan, the Restructuring and the transactions contemplated thereby.

[The remainder of this page left blank intentionally]

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Very truly yours,

LENDER STEERING COMMITTEE

, as Consenting Lender and DIP/New Revolver Lender

[Signature Pages of Consenting Lenders and DIP/New Revolver Lenders]
Name:
Title:

Total principal amount of Specified Claims of such Consenting Lender (whether owned directly by such Consenting Lender or for which such Consenting Lender has investment or voting discretion or control):(1)

$

Total pro rata percentages of Specified Claims of such Consenting Lender (whether owned directly by such Consenting Lender or for which such Consenting Lender has investment or voting discretion or control):

Revolver
Term A
Term B

Pro rata percentage of the RC Facility referenced in the Term Sheet:

Address:

Attention:
Fax:
Email:

(1)                                 The total principal amounts of Specified Claims of Consenting Lenders executing this Letter Agreement is equal to or exceeds 45% of the total principal amount of Claims.

, as Consenting Lender

[Signature Pages of Consenting Lenders]
Name:
Title:

Total principal amount of Specified Claims of such Consenting Lender (whether owned directly by such Consenting Lender or for which such Consenting Lender has investment or voting discretion or control):

$

Total pro rata percentages of Specified Claims of such Consenting Lender (whether owned directly by such Consenting Lender or for which such Consenting Lender has investment or voting discretion or control):

Revolver
Term A
Term B

Address:

Attention:
Fax:
Email:

[Signature Page to Plan Modification Letter Agreement]

ACKNOWLEDGED AND AGREED:

FAIRPOINT COMMUNICATIONS, INC.,
for itself and its affiliated chapter 11 debtors

/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President

Address for the Company:

FairPoint Communications, Inc.
521 East Morehead Street, Suite 500
Charlotte, North Carolina 28202
Email:	slinn@fairpoint.com
Fax:	704-344-1594
Attention: Shirley J. Linn, Esq.

[Signature Page to Plan Modification Letter Agreement]

EXHIBIT A

Term Sheet Regarding Modifications to FairPoint DIP and
Exit Facilities and Plan of Reorganization Matters
October 13, 2010

DIP

•                  3 month extension (from October 26, 2010 until January 31, 2011)

•                  50 bps extension fee, payable on October 26, 2010

•                  Additional up to 2 month extension with consent of Required Lenders — no fee

•                  Financial covenants to be eliminated immediately for remaining term of DIP Facility—inclusion of financial covenants for any further extension beyond January 31, 2011, if any, to be discussed at the time of any such extension

Exit

•                  Exit Facilities will continue to be senior, secured; RC facility would have first lien and payment waterfall priority and term facility would have second lien

•                  RC Maturity of 5 years; provided that, if, on or prior to the 3rd anniversary of the Plan Effective Date (as defined in the Letter Agreement to which this term sheet is attached (the “Support Letter”)), the Company elects in its sole discretion (subject to the absence of Events of Default under the Exit Facilities) to continue the RC Facility past 3 years, it will pay a continuation fee of 100 bps on the RC commitment amount (as it exists on the Plan Effective Date) on the third anniversary of the Plan Effective Date, and, if, on or prior to the 4th anniversary of the Plan Effective Date, the Company elects in its sole discretion (subject to the absence of Events of Default under the Exit Facilities) to continue the RC Maturity past 4 years, it will pay a second continuation fee of 100 bps on the RC commitment amount (as it exists on the Plan Effective Date) on the fourth anniversary of the Plan Effective Date

•                  RC Commitment fee of 200 bps, payable in full on the Plan Effective Date

•                  The modified definitions of Consolidated EBITDAR and Excess Cash Flow and certain related terms set forth on Schedule I hereto will be incorporated

•                  Total Leverage Ratio and Interest Coverage Ratio to be adjusted to obtain 20% to 25% cushion to Forecast EBITDAR in accordance with the ratios attached to this term sheet as Schedule II hereto; Senior Leverage Ratio incurrence test for Permitted Unsecured Debt will remain, with such test set at 0.5x below Total Leverage Ratio covenant levels.  Covenants will be tested beginning on March 31, 2011, regardless of date of exit.

•                  Capital Expenditures will be subject to the following annual limits:

•	2011	$200,000,000
•	2012	$190,000,000
•	2013	$170,000,000
•	2014	$150,000,000
•	2015	$150,000,000

•                  Principal of Term Loan will be paid in quarterly installments in aggregate amounts as follows:

•	Year 1:	0% per annum
•	Year 2:	1% per annum
•	Year 3:	1% per annum
•	Year 4:	2.5% per annum
•	Year 5:	5% per annum rate for first 3 quarters; entire remainder at maturity

•                  Reporting requirements will be adjusted to provide that monthly financials will be required prior to the Company’s completion of public listing on NASDAQ or NYSE; thereafter only publicly-filed quarterly and annual financials need be provided; at the time of delivery of financial statements (either monthly or quarterly, as applicable), the Company will deliver to private side lenders a supplement to such financial statements in a form to be agreed (such agreement not to be unreasonably withheld or delayed) by the Administrative Agent and the Company (prior to the Plan Effective Date) containing additional operational metrics as reasonably required by the Lender Steering Committee

•                  Lien covenant to be modified to permit liens securing (a) prepetition taxes and other prepetition obligations and (b) the postpetition obligations set forth on Schedule III hereto, which, in the case of both clauses (a) and (b), remain unpaid following the Plan Effective Date and which shall be treated and discharged following the Plan Effective Date in accordance with the provisions of the Modified Plan

Other

•                  Revisions to LTIP:

•                  Strike price floor on option pool to be reduced to $1.5 billion

•                  Eliminate prohibition on persons granted shares or options on or in connection with the Plan Effective Date from receiving additional shares or options on or prior to December 31, 2012

•                  The LTIP will be modified (and the related provisions will be modified in the Modified Plan) to provide for the following (which, for the avoidance of doubt, reflect numbers of shares before giving effect to any reverse stock split) restricted stock to be available under the LTIP (and no other shares of restricted stock shall be available):  (a) subject to the immediately succeeding sentence, 922,111 shares of restricted stock will be distributed to management-level employees on the Plan Effective Date, including 133,588 shares of restricted stock to be issued to David L. Hauser, (b) 783,651 (reduced by the number of shares of restricted stock distributed on the Plan Effective Date in accordance with the immediately succeeding sentence) shares of restricted stock will be available to the post-emergence Board of Directors for future potential equity grants to management, based on criteria to be determined by the post-emergence Board of Directors in its sole discretion and (c) 175,000 shares of restricted stock will be reserved in a separate pool for allocation of potential equity grants by the post-emergence Board of Directors as and to whom it may determine in its sole discretion.  Of the total number of shares of restricted stock referred to in clause (b) of the immediately preceding sentence, up to 30,986 (before giving effect to any reverse stock split) of such shares may, in the discretion of the CEO, be accelerated and

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be distributed on the Plan Effective Date to new senior executives hired from outside the Company.

•                  Upon the termination of employment by the Company without cause, options and shares of restricted stock will be automatically vested 50% plus an additional 25% for each completed year of service beyond the first year (but not more than 100%); otherwise vesting terms remain unchanged

•                  Total payout under the Success Bonus Plan will be calculated in a manner consistent with the existing Success Bonus Plan and in all events will be capped at an amount not exceeding $1.8 million in the aggregate.  No current employee who was previously awarded a portion of the Success Bonus pool will receive less than the amount originally earned by such employee under the Success Bonus Plan, and any additional amounts may be awarded by the CEO in his discretion (subject to the approval of the pre-emergence Board of Directors) to new and existing employees (other than Paul Sunu, who is eligible to receive 25% of the amount that David L. Hauser would have been eligible to receive under the Success Bonus Plan, it being understood that David L. Hauser shall not receive any amount under the Success Bonus Plan).  Success Bonuses will cease to accrue on December 31, 2010 and will be paid on the Plan Effective Date based on a bonus “Scaler” (as defined in the Success Bonus Plan) at the 80% level.

•                  Certain Board Compensation Matters—Divide the existing 264,030 (before giving effect to any reverse stock split) options granted to the post-emergence Board of Directors seven ways instead of six

•                  Stock Listing—Permit listing on NASDAQ or NYSE

•                  Share Count—To be reduced by 50%

•                  As previously agreed, the proviso to the first sentence of Section 8.16 of the previous Plan of Reorganization will be amended in the Modified Plan to read: “provided that Reorganized FairPoint’s indemnification obligation to and for the benefit of the Indemnified Persons shall be limited in the aggregate to twenty million dollars ($20,000,000) with respect to all Claims against such Indemnified Persons that arose prior to the Petition Date.”

•                  The defined term “Executive Agreements” in the previous Plan of Reorganization will be modified in the Modified Plan to remove David L. Hauser from the list of named executives

•                  The previous Plan of Reorganization provisions regarding the post-emergence Board of Directors will be modified in the Modified Plan to provide for an 8 member board of directors with Edward Horowitz as Chairman, with biographical summaries for such members updated in the Plan Supplement as necessary

•                  The Litigation Trust Agreement will be modified (and the previous Plan of Reorganization will be modified in the Modified Plan) (a) to remove references to the Litigation Trust Board, (b) to include appropriate governance provisions with respect to the Litigation Trustee, (c) to extend the term of the Litigation Trust Agreement to 5 years and (d) to permit the Litigation Trustee to request additional funding for the Litigation Trust from the Company following the Plan Effective Date; provided that (x) any such

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additional funding shall be subject to the approval of the post-emergence Board of Directors in its sole discretion, (y) after giving effect to such additional funding, the Company’s cash on hand shall not be less than $20,000,000 (after taking into account the cash distributions to be made pursuant to the Modified Plan) and (z) no proceeds of any borrowing under the RC Facility may be used to fund such additional funding.

•                  This term sheet will be provided to the lenders that are not members of the Lender Steering Committee.  Such lenders will be told that if no objection to this term sheet is interposed, such lenders will be deemed to have consented to the modified terms, and the Administrative Agent will report to the Company (prior to the filing by the Company of its Motion to Supplement the Record with the Vermont Public Service Board) regarding whether any lender has objected to the proposed modifications.

•                  The lenders under the RC Facility will agree by their execution of the Support Letter to provide the revolver portion of the Exit Facilities substantially on the terms and conditions set forth in the credit agreement filed with the Bankruptcy Court on May 7, 2010, subject to (x) the modifications and amendments to the Exit Facilities which are referenced above, (y) other modifications and amendments reasonably agreed to between the Company and such lenders, each acting in good faith (which modifications and amendments shall be finalized and agreed prior to the commencement of the Company’s evidentiary hearing before the Vermont Public Service Board) and (z) there not occurring any Termination Event (as defined in the Support Letter) that has not been waived by the Lender Steering Committee.

The modifications to the plan documents contemplated by this term sheet (including the modifications to the Plan of Reorganization to be incorporated into the Modified Plan) shall be incorporated into the relevant documents, and such documents shall be finalized and agreed, prior to the commencement of the Company’s evidentiary hearing before the Vermont Public Service Board.

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Schedule I

Modified Definitions of Consolidated EBITDAR,
Excess Cash Flow and Certain Related Terms

“Consolidated EBITDAR” means, at any date of determination, an amount equal to Consolidated Net Income of FairPoint for the most recently completed Measurement Period plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax expense, (ii) Consolidated Interest Charges, (iii) amortization and depreciation expense, (iv)  aggregate pension and OPEB expense, provided that for purposes of calculating Consolidated EBITDAR, such amount shall be net of pension contributions and OPEB cash payments to the extent such net amount is a positive number, (v) Non-Cash Stock Based Compensation, (vi) losses on sale of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (vii) any other non-cash charges (including non-cash costs arising from implementation of SFAS 109) accrued by the Borrower and its Subsidiaries during such period (except to the extent any such charge will require a cash payment in a future period), (viii) professional fees for advisors (including (A) fees payable to Third Law Sourcing, LLC, in an amount not to exceed $6,500,000 in the aggregate through the Maturity Date, and (B) fees payable to Altman Vilandrie & Company, in an amount not to exceed $500,000 in the aggregate through the Maturity Date), accountants, legal counsel and US Trustee fees paid for or incurred by FairPoint in connection with and as a result of the Chapter 11 Cases, whether or not on behalf of FairPoint, and fees payable in accordance with the Hauser Consulting Agreement, (ix) Success Bonuses, (x) the negative effects of non-cash adjustments from the application of fresh start reporting, (xi) costs and expenses paid by the Borrowers associated with rejected contracts, in an amount not to exceed $2,000,000 in the aggregate through the Maturity Date, but only to the extent not included in the Reserve (as defined in Section 9.21 of the Plan of Reorganization), (xii) as of the relevant date of determination, so long as no Default or Event of Default has occurred and is continuing, costs and expenses paid by the Borrowers to a financial advisor for the Administrative Agent and the Lenders pursuant to Section 6.20, (xiii) negative accounting adjustments during such period resulting from any Financial Restatement but only to the extent such Financial Restatement affected financial information for any period ending on or prior to the Closing Date, (xiv) any amount required to be reserved in accordance with GAAP on account of prepetition claims that is in excess of the amount previously reserved for such claims pursuant to Section 9.21 of the Plan of Reorganization and (xv) severance expense incurred during such Measurement Period in an amount not to exceed each of $12,000,000 in any fiscal year or $30,000,000 in the aggregate through the Maturity Date, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, (iii) non-cash gains and non-cash income accrued during such period, (iv) non-operating interest and dividend income for such period, (v) the positive effects of non-cash adjustments from the application of fresh start reporting (in each case of or by the Borrower and its Subsidiaries for such Measurement Period and all as determined for

Consolidated FairPoint in accordance with GAAP) and (vi) positive accounting adjustments during such period resulting from any Financial Restatement but only to the extent such Financial Restatement affected financial information for any period ending on or prior to the Closing Date.

“Excess Cash Flow” means, for any fiscal year of FairPoint, an amount equal to (a) Consolidated EBITDAR for such fiscal year minus (b) the sum (for such fiscal year) of, without duplication: (i) Consolidated Interest Charges actually paid in cash by FairPoint and its Subsidiaries, (ii) optional, scheduled and mandatory principal repayments of the Term Loans pursuant to Sections 2.05(a) and (b) (other than (b)(i)) and 2.07, and all prepayments of the Revolving Credit Loans to the extent such prepayment is accompanied by a permanent reduction in the Revolving Credit Commitments, (iii) all Federal, state, local and foreign income taxes actually paid in cash by FairPoint and its Subsidiaries, (iv) Capital Expenditures actually made by FairPoint and its Subsidiaries in such fiscal year, and any Capital Expenditure Carryover Amounts for such fiscal year being carried over into the next fiscal year, (v) cash contributions to the pension trust and cash payments related to OPEB made in such fiscal year, to the extent that the aggregate amount of such cash contributions and payments exceeds the aggregate amount of pension and OPEB expense, (vi) Investments made in such fiscal year pursuant to Section 7.03(j) and (p), (vii) the cash impact of any extraordinary loss in such fiscal year, (viii) to the extent included in the calculation of Consolidated EBITDAR for such fiscal year, any income in such fiscal year related to current or future projects under the American Recovery and Reinvestment Act of 2009, (ix) Dividends paid in cash during such fiscal year pursuant to Section 7.06(d), (x) the amount of any Cash Collateral required to be funded by FairPoint pursuant to Section 2.03(a)(ii)(F) during such fiscal year, (xi) if applicable, any cash payments made during such fiscal year to enter into or settle Swap Contracts to the extent not already included in Consolidated EBITDAR for such fiscal year, (xii) any amount paid by FairPoint during such fiscal year on account of claims that is in excess of the amount previously reserved by FairPoint for such claims pursuant to Section 9.21 of the Plan of Reorganization, (xiii) to the extent such amounts were permitted to be added back (and were added back) in the calculation of Consolidated EBITDAR for such fiscal year, costs and expenses actually paid by the Borrowers during such fiscal year (A) to a financial advisor for the Administrative Agent and the Lenders pursuant to Section 6.20, (B) to Third Law Sourcing, LLC, (C) to Altman Vilandrie & Company and (D) in accordance with the Hauser Consulting Agreement, (xiv) the Clause (b) Capital Expenditures Carryover Amount for such fiscal year (provided that any portion of the Clause (b) Capital Expenditures Carryover Amount that is not actually paid in cash in the first quarter of the immediately following fiscal year shall be deemed to be added back to such Excess Cash Flow effective on the tenth Business Day after the delivery of financial statements for the first fiscal quarter of the immediately following fiscal year pursuant to Section 6.01(b) or, if earlier, Section 6.01(c)), (xv) to the extent such amounts were permitted to be added back (and were added back) in the calculation of Consolidated EBITDAR for such fiscal year, the aggregate amount of severance expense incurred during such fiscal year, and (xvi) costs

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and expenses paid by the Borrowers during such fiscal year associated with rejected contracts, in an amount not to exceed $2,000,000 in the aggregate through the Maturity Date, but only to the extent not included in the Reserve (as defined in Section 9.21 of the Plan of Reorganization) to the extent such amounts were added back in the calculation of Consolidated EBITDAR for such fiscal year, plus (c) the sum of (for such fiscal year) of, without duplication (i) interest and dividend income and (ii) if applicable, any cash payments received in connection with the entering into or settlement of Swap Contracts to the extent not already included in Consolidated EBITDAR for such fiscal year.

“Capital Expenditures Carryover Amount” means, with respect to any fiscal year of FairPoint, an amount equal to (a) the lesser of (i) 10%, of the Capital Expenditures limit for such fiscal year as set forth in Section 7.12 (without giving effect to any Capital Expenditure Carryover Amount) and (ii) an amount equal to (x) the Capital Expenditures allowed for such fiscal year as set forth in Section 7.12 minus (y) the actual aggregate amount of Capital Expenditures made by FairPoint and its Subsidiaries during such fiscal year; provided, that if planned Capital Expenditures cannot be completed in a fiscal year because of a force majeure, the percentage referred to in clause (i) for such fiscal year may be increased to a number, and on such conditions, as the Administrative Agent shall approve in its sole discretion upon receipt of documentation satisfactory to it plus (b) if, in the fourth quarter of such fiscal year, FairPoint and/or its Subsidiaries entered into binding contracts with respect to Capital Expenditures that are within the limits set forth in Section 7.12 but are contractually committed to be spent in the first quarter of the immediately following fiscal year (and subject to receipt of documentation satisfactory to the Administrative Agent prior to the end of such fiscal year), an amount equal to the lesser of (x) $5,000,000 and (y) the amount so contractually committed (“Clause (b) Capital Expenditures Carryover Amount”) but only to the extent such Capital Expenditures are properly funded in the first quarter of the immediately following fiscal year.

“Clause (b) Capital Expenditures Carryover Amount” has the meaning given thereto in the definition of “Capital Expenditures Carryover Amount.”

“Hauser Consulting Agreement” means  the Consulting Agreement and General Release, dated as of August 24, 2010, between FairPoint and David L. Hauser.

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Schedule II

Modified Total Leverage Ratio and Interest Coverage Ratio

See attached.

Confidential & Proprietary
Not For Distribution

Proposed Financial Covenants

•                  The revised covenant levels equate to 0.50x to 1.25x change from the prior covenants adjusted for EBITDAR definition per the current credit agreement

•                  Senior leverage ratio remains as an incurrence test limiting Company to raise Permitted Unsecured Debt when proforma senior leverage complies with covenant. Proposed covenant to be 0.50x lower than proposed total leverage ratio

	Financial covenants				Debt incurrence
	Total Leverage		Interest Coverage		Senior Leverage
	Current	Proposed	Current	Proposed	Current	Proposed
1Q11	4.00x	4.75x	4.00x	3.25x	3.50x	4.25x
2Q11	4.00x	4.75x	4.00x	3.25x	3.50x	4.25x
3Q11	3.75x	4.75x	4.00x	3.25x	3.25x	4.25x
4Q11	3.75x	4.75x	4.00x	3.25x	3.25x	4.25x
1Q12	3.25x	4.75x	4.25x	3.25x	2.75x	4.25x
2Q12	3.25x	4.75x	4.25x	3.25x	2.75x	4.25x
3Q12	3.25x	4.75x	4.25x	3.25x	2.75x	4.25x
4Q12	3.25x	4.75x	4.25x	3.25x	2.75x	4.25x
1Q13	3.00x	4.75x	4.50x	3.25x	2.50x	4.25x
2Q13	3.00x	4.75x	4.50x	3.25x	2.50x	4.25x
3Q13	3.00x	4.50x	4.50x	3.50x	2.50x	4.00x
4Q13	3.00x	4.50x	4.50x	3.50x	2.50x	4.00x
1Q14	2.75x	4.25x	4.50x	3.50x	2.25x	3.75x
2Q14	2.75x	4.25x	4.50x	3.50x	2.25x	3.75x
3Q14	2.75x	4.00x	4.50x	3.50x	2.25x	3.50x
4Q14	2.75x	4.00x	4.50x	3.50x	2.25x	3.50x
1Q15	2.75x	3.75x	4.50x	3.75x	2.25x	3.25x
2Q15	2.75x	3.50x	4.50x	3.75x	2.25x	3.00x
3Q15	2.75x	3.50x	4.50x	3.75x	2.25x	3.00x
4Q15	2.75x	3.50x	4.50x	3.75x	2.25x	3.00x

Schedule III

Postpetition Obligations Secured by Permitted Liens

Right-of-way taxes in New Hampshire that the Company is disputing as to validity and amount in an aggregate amount not to exceed $1,000,000.

EXHIBIT B

TRANSFEREE JOINDER

The undersigned (“Transferee”) hereby (i) acknowledges that it has read and understands the Letter Agreement, dated October 13, 2010 (the “Letter Agreement”), by and among FairPoint Communications, Inc. (“FairPoint”), [Transferor’s Name] (“Transferor”), and certain other lenders party to the Prepetition Credit Agreement (as defined in the Letter Agreement) and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if the Transferee was a Consenting Lender thereunder, and shall be deemed a “Consenting Lender” under the terms of the Letter Agreement.

Date Executed: , 20

[Transferee’s name]

By:
Name:
Title:

Total principal amount of Class 4 Allowed Prepetition Credit Agreement Claims of such Transferee (whether owned directly by such Transferee or for which such Transferee has investment or voting discretion or control):

$

Date:

[Address]
Attention:
Fax:
Email:

Total pro rata percentages of Claims of such Consenting Lender (whether owned directly by such Consenting Lender or for which such Consenting Lender has investment or voting discretion or control):
Revolver
LCPI
Term A
Term B

EXHIBIT C

TERMINATION EVENTS

“Termination Event” shall mean the occurrence of any of the following events:

(a)           the Company shall not have obtained on or prior to January 31, 2011 the approval or consent of each governmental authority (including, without limitation, the FCC and each relevant state public utility commission or similar regulator) that is necessary or required in connection with the occurrence of the Plan Effective Date, the transactions contemplated thereby and any Regulatory Settlement (as defined in the Modified Plan (as defined in the Letter Agreement to which this Exhibit C is attached (the “Support Letter”))) with such governmental authority (other than, in the case of the final approval thereof, to the extent customarily granted on or after the Plan Effective Date, the FCC), in each case free and clear of any requirement to satisfy additional conditions or modify the Modified Plan;

(b)           at 5:00 P.M. Eastern Time on January 31, 2011 if the Modified Plan has not been fully confirmed by an order (the “Confirmation Order”) of the Bankruptcy Court on or before such date;

(c)           at 5:00 P.M. Eastern Time on February 25, 2011 unless on or before such date (x) the Confirmation Order shall not have been stayed, reversed, vacated or otherwise modified (unless otherwise consented to in writing by the Lender Steering Committee), and there shall be no appeal or petition for rehearing or certiorari pending in respect of the Confirmation Order and the time to appeal and file any such petition shall have lapsed and (y) the Plan Effective Date shall have occurred;

(d)           the Bankruptcy Court shall have entered an order pursuant to Section 1104 of the Bankruptcy Code appointing a trustee or an examiner with expanded powers to operate and manage the Company’s business;

(e)           the Bankruptcy Court shall have entered an order dismissing any of the Bankruptcy Cases or an order pursuant to the Bankruptcy Code converting any of the Bankruptcy Cases to a case or cases under Chapter 7 of the Bankruptcy Code;

(f)            the filing by the Company of any motion or pleading with the Bankruptcy Court that is not consistent with the Modified Plan, and such motion or pleading is not withdrawn within five (5) business days of notice thereof by the Administrative Agent or Lender Steering Committee to the Company (or, in the case of a motion that has already been approved by the Bankruptcy Court at the time the Company is provided with such notice, such motion is not stayed, reversed or vacated within five (5) business days of such notice);

(g)           the Company files, proposes or otherwise supports, or fails to actively oppose, any (x) plan of reorganization containing terms different than those contained herein or in the Modified Plan or (y) amendment or modification to the Modified Plan unless such amendment or modification is otherwise consented to in writing by the Lender Steering Committee in its sole discretion;

(h)           an extraordinary event occurs that is not contemplated in the Company’s forecast presented to the Lender Steering Committee in September, 2010, and such event has a material adverse effect on the business, assets, financial condition or prospects of the Company;

(i)            the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in the DIP Facility, as amended from time to time and as further modified in accordance with the Support Letter, and such breach shall continue unremedied by the Company for a period of five (5) business days after notice thereof has been given by the Administrative Agent to the Company (after giving effect to applicable cure periods provided for in the DIP Facility);

(j)            the Bankruptcy Court grants relief that is inconsistent with the terms hereof or the Modified Plan and such inconsistent relief is not dismissed, vacated or modified to be consistent with the Modified Plan within five (5) business days after notice thereof has been given by the Administrative Agent or the Lender Steering Committee to the Company;

(k)           Consolidated EBITDAR (as defined in the DIP Facility, as amended) of the Company for the period of eleven consecutive fiscal months ended on November 30, 2010 does not exceed $230,000,000 (after giving effect to any one-time adjustments consented to by the Administrative Agent in its reasonable discretion); or

(l)            there shall occur any of the following events after the date hereof:  (x) the revocation or removal of the operating license of the Company or any of its Subsidiaries by any public utility commission or similar regulator or the FCC in a state where the Company has material operations or conducts a material amount of business, (y) the entry of any order or the taking of any other action by any public utility commission or similar regulator or the FCC that materially impairs the ability of the Company to operate its business in the manner in which it operates on the date hereof, and in the case of each of clauses (x) and (y), such action by any public utility commission or similar regulator or the FCC is not stayed, reversed or vacated within fifteen (15) days after the occurrence thereof or (z) the Company or any relevant public utility commission or similar regulator takes any action inconsistent with any Regulatory Settlement.